EXHIBIT 99.1

FIRST CITIZENS NATIONAL BANK RECEIVES REGULATORY APPROVAL TO ACQUIRE AND RELOCATE FULTON SAVINGS BANK BRANCH OFFICE

MANSFIELD, PENNSYLVANIA - November 23, 2005 - Citizens Financial Services, Incorporated (OTC BB: CZFS) (the “Company”), parent company of First Citizens National Bank (the “Bank”), is pleased to announce that the Bank has received regulatory approval from the Office of the Comptroller of the Currency to acquire and simultaneously relocate the Hannibal Branch of Fulton Savings Bank pursuant to the Purchase and Assumption Agreement dated August 22, 2005, as amended on September 13, 2005. The Bank intends to consummate the proposed transaction on or about December 19, 2005.

Immediately following the branch acquisition transaction, the Bank will relocate the Hannibal Branch to Wellsville, New York. Randall E. Black, Chief Executive Officer and President of the Bank stated, “[o]ur planned December 19, 2005 opening of our Wellsville Branch is a natural extension of our western region where we currently operate offices in Ulysses and Genesee. This acquisition transaction is also our initial entry into the southern tier of New York.”

The Bank’s Wellsville, New York branch will be located at 10 South Main Street in Wellsville, New York, 14895. The Bank intends to initially conduct its operations from a temporary banking facility located on the branch premises while its permanent facility is under construction.

The Company has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties where the Bank maintains 15 offices.

FORWARD-LOOKING INFORMATION

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.

For more information contact:

Randall E. Black, Chief Executive Officer and President	First Citizens National Bank
800-326-9486	15 South Main Street
570/662-2365 (fax)	Mansfield, PA 16933

###